Exhibit 99.1
LOAN AGREEMENT AMENDMENT
     WHEREAS on February 26, 2009, BROOKFIELD (US) CORPORATION (the “Lender”) established a revolving term credit facility, as amended, in favor of BROOKFIELD HOMES HOLDINGS INC. (the “Borrower”) in an amount equal to a maximum of $30,000,000 (the “Loan Agreement”);
     AND WHEREAS the parties wish to further amend the Loan Agreement as set forth herein;
     NOW THEREFORE, the Borrower and the Lender agree as follows:
1.	Interpretation: Capitalized terms used herein and not defined shall have the respective meanings given to such terms in the Loan Agreement.

2.	Definitions: Section 1.1 of the Loan Agreement is hereby amended to add a definition of “Specified Property”, “Specified Property Disposition”, and “Initial Commitment Amount” as follows:

Section 1.1.36 “Specified Property” means a Property designated by the parties hereto from time to time, and “Specified Properties” means, collectively, all such Properties so designated;

Section 1.1.37 “Specified Property Disposition” means any Disposition of a Specified Property.

Section 1.1.38 “Initial Commitment Amount” means $50,000,000.

3.	Maximum Available Amount: Section 1.1.29 of the Loan Agreement, as amended, is hereby amended to increase the maximum available amount to $100,000,000. However, in no case shall the maximum available amount be permitted to exceed at the time of an Advance a total loan-to-value ratio of 80% of the agreed upon value of the Specified Properties.

4.	Property Proceeds: Section 1.1.33 of the Loan Agreement is hereby amended and restated as follows:

1.1.33 “Property Proceeds” means, in respect of any Designated Property, Specified Property or Acquired Property, all direct and indirect gross proceeds received from any Designated Property Disposition, Specified Property Disposition and/or Acquired Property Financing with respect thereto, less all reasonable out-of-pocket fees, commissions, costs and expenses incurred by the relevant Brookfield Homes Entity in respect thereof, the amount that is outstanding under any mortgage that was secured against an Acquired Property as at the date of its acquisition by the relevant Brookfield Homes Entity and in the case of a Specified Property Disposition, the amount that is outstanding under any loan that was secured against a Specified Property;

5.	Purpose of the Facility: Section 2.2 of the Loan Agreement is hereby amended to provide that up to $20,000,000 of the Facility may be used by the Borrower for general corporate purposes not specific to the acquisition of an Acquired Property.

6.	Optional and Mandatory Prepayments: Section 2.5.2 of the Loan Agreement is hereby amended and restated as follows:
2.5.2	The Borrower will, upon the closing of each Designated Property Disposition or Acquired Property Financing that is approved by the Lender, or each Specified Property Disposition, pay to the Lender an amount equal to the Property Proceeds, and each repayment made pursuant to this Section 2.5.2 will be applied to reduce the principal amount of the Loan then outstanding.
7.	Repayment Guarantee: Section 2.9 of the Loan Agreement is hereby amended to specify that any and all amounts and/or obligations subject to the Facility Repayment Guarantee shall be limited to that portion of the Loan that is used to acquire Acquired Property.

8.	Advances under Facility: Section 2.3 of the Loan Agreement is hereby amended to add Section 2.3.6, 2.3.7 and 2.3.8 as follows:

2.3.6 The aggregate of all Advances may not exceed the Initial Commitment Amount without receiving prior approval from the Lender for a credit increase under Section 2.3.7.

2.3.7 The Borrower may at any time or from time to time after the Initial Advance, by written notice to the Lender, request an Advance that causes the aggregate principal amount of the Loan outstanding to exceed the Initial Commitment Amount (a “Credit Increase”), on the same terms as corresponding Advances made under the Initial Commitment Amount, provided that at the time of and immediately after giving effect to any Credit Increase, no Default or Event of Default shall exist. Notwithstanding the foregoing, the Lender shall not be obligated to provide any Credit Increase unless it so agrees in its sole and absolute discretion.

2.3.8 Each notice from the Borrower pursuant to 2.3.7 shall set forth the requested amount of the Credit Increase and the Borrower shall otherwise comply with all other terms of the Facility.

9.	Affirmative Covenants of the Borrower: Section 6.1 of the Loan Agreement is hereby amended to (i) amend and restate in its entirety Section 6.1.2 Use of Proceeds, and (ii) add Section 6.1.3 Financial Covenants, as follows:

6.1.2 Use of Proceeds It will use the proceeds from the Loans as provided in Section 2.2, or as otherwise permitted by the Lender in writing.

6.1.3 Financial Covenants It shall (a) maintain a minimum shareholders’ equity of $300 million and (b) shall not exceed a Consolidated Net Debt to Book Capitalization ratio of 70%. Consolidated Net Debt shall be determined by deducting consolidated cash from consolidated project specific and other financing. Book Capitalization is equal to Consolidated Net Debt plus minority interest plus shareholders’ equity.

10.	Loan Agreement Remains in Effect: Except as otherwise provided herein, all other terms and conditions of the Loan Agreement, as amended, shall remain in force and effect.

          THE PROVISIONS of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein.
     DATED this 31st day of July, 2009.

BROOKFIELD HOMES HOLDINGS INC.
By:	/s/ CRAIG J. LAURIE
	Name:	Craig J. Laurie
	Title:	Chief Financial Officer

BROOKFIELD (US) CORPORATION
By:	/s/ BARRY BLATTMAN
	Name:	Barry Blattman
	Title:	President

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